Exhibit 10.12

POLICY

Executive Officer Incentive Compensation Recovery Policy

Purpose

This Executive Officer Incentive Compensation Recovery Policy (“Policy”) is issued under the TopBuild Corp. (“Company”) 2015 Long Term Stock Incentive Plan (“LTIP”) to provide for the recoupment of excess executive incentive compensation upon an accounting restatement or correction of financial records.

Scope

This Policy applies to all current and former Section 16 officers of the Company (“Executive Officers”) within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who receive performance-based incentive compensation from the Company (each, a “Recipient”).

Administration

This Policy will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee will be final and binding on all affected individuals.

At all times this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the listing standards adopted by the New York Stock Exchange (“NYSE”), and any applicable SEC or NYSE guidance or interpretations issued from time to time regarding the subject matter of this Policy. Questions regarding this Policy should be directed to the Company’s General Counsel.

Definitions

Incentive Compensation – Compensation granted, earned, or vested based wholly or in part on a Company financial performance measure (including stock price and total shareholder return), including any cash, equity, or other form of compensation.

Policy

If the Company restates its financial statements or otherwise corrects its financial records, other than because of changes to accounting rules or regulations, the Company will recover all Excess Incentive Compensation received by Recipients, as described below.

POLICY

“Excess Incentive Compensation” means (without regard to any taxes paid):

•	the Incentive Compensation received by a Recipient when the applicable financial performance measure was achieved, minus
•	the Incentive Compensation that would have been received by the Recipient had the financial statements or records been correct in the first instance.

For these purposes, the Company will recover all Excess Incentive Compensation received by Recipients during (i) the year in which the Company is required to prepare the accounting restatement or correct the financial records and (ii) the three preceding completed fiscal years. The amount of Excess Incentive Compensation will be calculated by the Company in its sole discretion1. Recipient will be solely responsible for the reporting and impact of any recoupment on Recipient’s tax liability, if any.

The Company will recover Excess Incentive Compensation in accordance with this Policy unless the Committee determines such recovery would be impracticable and an applicable recovery exception applies, in accordance with Rule 10D-1 under the Exchange Act and the listing standards of the NYSE, or such other exception as the Committee determines is applicable. The Committee will determine, in its sole discretion, the method for recouping Excess Incentive Compensation hereunder, which may include, without limitation, any of the following:

•	requiring reimbursement in cash;
•	recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of equity-based awards;
•	offsetting against any other compensation otherwise owed by the Company to the Recipient; and
•	cancelling outstanding vested or unvested equity awards.

Recoupment of Excess Incentive Compensation will be made on a “no fault” basis, without regard to whether any misconduct occurred or whether any Recipient has responsibility for the noncompliance that resulted in the accounting restatement or correction to financial records. In addition, the Committee may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding the noncompliance so as to minimize the likelihood of any recurrence.

The Company is not permitted to indemnify any Recipient against the loss of any incorrectly awarded Incentive Compensation, nor may the Company pay or reimburse for premiums on an insurance policy that would cover a Recipient’s potential recoupment obligations.

1For Incentive Compensation based on stock price or total shareholder return, where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, (a) the Company will calculate the Excess Incentive Compensation based on its reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, and (b) the Company will maintain documentation of its estimate and provide such documentation to the NYSE.

Confidential – Proprietary Information Printed copies are for reference only
Executive Officer Incentive Compensation Recovery Policy	TB.LGL.POL.007	- 2 -

POLICY

Procedure

None

Related Forms, Templates, and Documents

None

Document Control

Change History

Version	Approval Date	Author/Editor	Description of Change
1.0	09-Oct-2023	Scott Hovey	Original draft of document

Policy Review/Approval

Owner (Responsible for Approval of Issued Versions)
Name	Role	Date	Version
Jennifer Shoffner	CHRO	09-Oct-2023	1.0
Robert Buck	CEO	09-Oct-2023	1.0
Compensation Committee	Board of Directors	24-Oct-2023	1.0

Confidential – Proprietary Information Printed copies are for reference only
Executive Officer Incentive Compensation Recovery Policy	TB.LGL.POL.007	- 3 -